SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 2, 2012 (March 27, 2012)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

201 W. North River Drive

Suite 100

Spokane, Washington 99201

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 27, 2012, the Compensation Committee of our board of directors approved the Executive Officers’ Variable Pay Plan Effective January 1, 2012 (the “VPP”). The VPP provides for potential bonuses for our President and Chief Executive Officer, Executive Vice Presidents and Senior Vice President. The target bonus for our President and Chief Executive Officer is 60% of his 2012 base pay. The target bonus for each of the other executives is 40% of his or her 2012 base pay.

Bonuses under the VPP will be based on our 2012 earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee has established two levels of EBITDA: cliff and target. At cliff EBITDA, each executive will be entitled to receive one-half of his or her target bonus. At target EBITDA, each executive will be entitled to receive his or her target bonus. If EBITDA is between the cliff and target levels, the bonuses will be adjusted on a straight-line basis between the cliff and target amounts. If EBITDA exceeds the target level, one-half of the excess will be allocated to a pool that is to be divided, subject to plan maximums, among the executives under the VPP and other senior employees participating in separate incentive plans. The maximum bonus payable under the VPP to each executive is 100% of his or her 2012 base pay. Bonuses may be paid in cash or our common stock.

An executive must be employed by us at the time of payment in order to receive a bonus. All payments under the VPP are subject to previous approval by the Compensation Committee. The Compensation Committee has the discretion to decrease all or part of a bonus otherwise payable under the VPP.

The foregoing is a summary of the VPP. A copy of the VPP is being filed as Exhibit 10.1 to this report. In the event of any difference between the foregoing summary and the provisions of the VPP, the provisions of the VPP will govern.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	Executive Officers’ Variable Pay Plan Effective January 1, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Dated: April 2, 2012	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary

3